Exhibit (a)(1)

LBG Capital No. 1 plc

Offer to Purchase for Cash Any and All of the Outstanding

LBG Capital No. 1 plc 8.00% Fixed-to-Floating Rate Undated Enhanced Capital Notes (ISIN XS0473106283 and XS0471767276)

and

LBG Capital No. 1 plc 8.50% Fixed-to-Floating Rate Undated Enhanced Capital Notes (ISIN XS0473103348 and XS0471770817)

THE OFFER (as defined below) will expire AT 11:59 P.M., NEW YORK CITY TIME, ON MARCH 2, 2016 (such time and date, as the same may be extended, THE “EXPIRATION DEADLINE”). ECNs (AS DEFINED BELOW) TENDERED PURSUANT TO THE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DEADLINE (such time and date, as the same may be extended, the “Withdrawal deadline”), BUT NOT thereafter.

LBG Capital No. 1 plc (the “Offeror”), an indirect wholly owned subsidiary of Lloyds Banking Group plc (“LBG”), is offering to purchase for cash, on the terms and conditions described in this offer to purchase (the “Offer to Purchase”), any and all of the outstanding (1) 8.00% Fixed-to-Floating Rate Undated Enhanced Capital Notes issued by LBG Capital No. 1 and fully and unconditionally guaranteed by LBG (the “Series 1 ECNs”) and (2) 8.50% Fixed-to-Floating Rate Undated Enhanced Capital Notes issued by LBG Capital No. 1 and fully and unconditionally guaranteed by LBG (the “Series 2 ECNs” and, together with the Series 1 ECNs, the “ECNs”).

For each $1,000 of the ECNs validly tendered and accepted for purchase pursuant to the Offer, holders of a particular series will be eligible to receive a cash purchase price (the “Purchase Price”) set out in the table below. In addition to the Purchase Price, holders whose ECNs are accepted for purchase will also receive accrued and unpaid interest on such ECNs (rounded to the nearest $0.01, with $0.005 being rounded upwards) from the last interest payment date up to, but not including, the Settlement Date (as defined herein) (the “Accrued Interest”).

ECNs	ISIN	Interest Rate	First Optional Call Date	Principal Amount Outstanding	Purchase Price(1)
LBG Capital No. 1 plc 8.00% Fixed-to-Floating Rate Undated Enhanced Capital Notes	XS0473106283 XS0471767276	8.00% to (but excluding) June 15, 2020. From (and including) June 15, 2020, 3-month U.S. dollar LIBOR plus 6.405%.	June 15, 2020	$656,811,000	$1,020.00

LBG Capital No. 1 plc 8.50% Fixed-to-Floating Rate Undated Enhanced Capital Notes	XS0473103348 XS0471770817	8.50% to (but excluding) December 17, 2021. From (and including) December 17, 2021, 3-month U.S. dollar LIBOR plus 6.921%.	December 17, 2021	$276,658,000	$1,020.00

(1)	Per $1,000 in principal amount of ECNs accepted for purchase.

The Offer is subject to certain conditions (the “General Conditions”) set out under “The Offer—Terms of the Offer—Offer Conditions”. The Offer is not conditioned on any minimum aggregate principal amount of ECNs being tendered. The Offer is not subject to any financing condition.

The Offeror may extend, re-open, amend, limit, waive any condition of, or terminate the Offer at any time (subject to applicable law and as provided in this Offer to Purchase). Details of any such extension, re-opening, amendment, limitation, waiver (if permitted) or termination will be announced wherever applicable as provided in this Offer to Purchase as soon as reasonably practicable after the relevant decision is made. For more information, see “The Offer”.

Questions and requests for assistance in connection with (i) the Offer may be directed to the Dealer Managers and (ii) the delivery of Tender Instructions (as defined herein) may be directed to Lucid Issuer Services Limited (the “Tender Agent”), as applicable, the contact details for whom are on the back cover page of this Offer to Purchase.

Before deciding whether to tender your ECNs, you are encouraged to read and carefully consider this Offer to Purchase (including the documents incorporated by reference herein) in its entirety.  See “Risk Factors” beginning on page 6 for a discussion of risk factors that you should consider prior to deciding whether to tender your ECNs in the Offer.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Offer or passed upon the adequacy or accuracy of this Offer to Purchase. Any representation to the contrary is a criminal offense.

Joint Lead Dealer Managers

BNP PARIBAS	BofA Merrill Lynch	Deutsche Bank Securities	Goldman, Sachs & Co.	Lloyds Securities	UBS Investment Bank

The date of this Offer to Purchase is January 29, 2016

table of contents

Page

Offer to Purchase

About this Offer to Purchase	v
Important Notices	vi
Incorporation of Information by Reference	vii
Forward-Looking Statements	viii
Enforceability of Civil Liabilities	ix
Summary Terms of the Offer	1
Risk Factors	5
Rationale of the Offer	8
Market Information and Dividend Policy	9
The Offer	11
Important Note Relating to the Concurrent Tender Offers	21
Taxation Considerations	22

You should rely only on the information contained or incorporated by reference in this Offer to Purchase (including any free writing prospectus issued or authorized by us). Neither we nor the Dealer Managers have authorized anyone to provide you with additional, different or inconsistent information. We are not making an offer of these securities in any state or jurisdiction where the offer is not permitted. You should assume that the information contained in this Offer to Purchase and the documents incorporated by reference herein is accurate only as of their respective dates.

About this Offer to Purchase

In this Offer to Purchase, we use the following terms:

•	“we”, “us”, “our”, “LBG” and “Lloyds Banking Group” mean Lloyds Banking Group plc;

•	“Offeror” means LBG Capital No. 1 plc;

•	“Group” means Lloyds Banking Group plc together with its subsidiaries and associated undertakings;

•	“SEC” refers to the Securities and Exchange Commission;

•	“pound sterling”, “pence”, “£” and “p” refer to the currency of the United Kingdom;

•	“U.S. dollars”, “$” and “cents” refer to the currency of the United States;

•	“euro”, “€” and “euro cents” refer to the currency of the member states of the European Union (the “EU”) that have adopted the single currency in accordance with the treaty establishing the European Community, as amended; and

•	“U.K.” means the United Kingdom.

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Important Notices

If a holder decides to tender ECNs pursuant to the Offer, the holder must arrange for the relevant accountholder to submit an electronic tender and blocking instruction in the form specified in the “Deadlines and Corporate Events” or similar form of notice to be sent to accountholders by each of Euroclear and Clearstream, Luxembourg on or about the date of this Offer to Purchase informing accountholders of the procedures to be followed in order to participate in the Offer (each a “Tender Instruction”). See “The Offer—Procedures for Participating in the Offer”.

If you are a beneficial owner of ECNs that are held by or registered in the name of a bank, broker, custodian or other nominee, and you wish to participate in the Offer, you must promptly contact your bank, broker, custodian or other nominee to instruct it to tender your ECNs, to agree to the terms of the Offer and to cause the timely transmission of a Tender Instruction on your behalf to the Tender Agent.  You are urged to instruct your bank, broker, custodian or other nominee at least five business days prior to the Expiration Deadline in order to allow adequate processing time for your instruction.

The Offeror is making the Offer only in those jurisdictions where it is legal to do so. See “The Offer—Certain Matters Relating to Non-U.S. Jurisdictions”. This document does not constitute a “prospectus” for the purposes of Directive 2003/71/EC (as amended).

ECNs can be tendered in the Offer only in accordance with the procedures described in “The Offer—Procedures for Participating in the Offer”. Holders who do not participate in the Offer, or whose ECNs are not accepted for purchase, will continue to hold their ECNs.

Holders must comply with all laws that apply to them in any place in which they possess this Offer to Purchase. Holders must also obtain any consents or approvals that they need in order to tender their ECNs. None of LBG, the Offeror, Dealer Managers or the Tender Agent (or any of their respective directors, employees or affiliates) is responsible for holders’ compliance with these legal requirements. See “The Offer—Certain Matters Relating to Non-U.S. Jurisdictions”. The applicable provisions of the U.K. Financial Services and Markets Act 2000 must be complied with in respect of anything done in relation to the Offer in, from or otherwise involving the United Kingdom.

See “Taxation Considerations” for a description of material U.K. and United States federal income tax considerations that should be considered carefully in evaluating the Offer.

Unless the context otherwise requires, all references in this Offer to Purchase to a “holder” or “holder of the ECNs” include:

(a)	each person who is shown in the records of Euroclear Bank S.A./N.V. (“Euroclear”) or Clearstream Banking, société anonyme (“Clearstream, Luxembourg” and, together with Euroclear, the “Clearing Systems” and each a “Clearing System”) as a holder of the ECNs (also referred to as “Direct Participants” and each a “Direct Participant”);

(b)	any broker, dealer, commercial bank, trust company or other nominee or custodian who holds ECNs; and

(c)	each beneficial owner of ECNs holding such ECNs, directly or indirectly, in accounts in the name of a Direct Participant acting on the beneficial owner’s behalf,

except that for the purposes of any payment to a holder pursuant to the Offer of the Purchase Price and Accrued Interest, to the extent the beneficial owner of the relevant ECNs is not a Direct Participant, such payment will only be made to the relevant Direct Participant. The making of the payment of the Purchase Price and Accrued Interest to such Direct Participant will satisfy any obligations of the Offeror, LBG, the Tender Agent and the relevant Clearing System in respect of the payment for ECNs purchased pursuant to the Offer.

The Offeror is not providing for guaranteed delivery procedures and therefore you must allow sufficient time for the necessary tender procedures to be completed during normal business hours of the Clearing Systems prior to the Expiration Deadline.  Tenders received by the Tender Agent after the Expiration Deadline may be disregarded and of no effect.

LBG is incorporating by reference into this document important business and financial information that is not included in or delivered with this document.  This information is available without charge to security holders upon written or oral request.  Requests should be directed to:

Lloyds Banking Group
25 Gresham Street
London EC2V 7HN
United Kingdom
Telephone Number: +44 207 626 1500

In order to ensure timely delivery of such documents, holders must request this information no later than five business days before the date they must make their investment decision. Accordingly, any request for information should be made by February 24, 2016 to ensure timely delivery of the documents prior to the Expiration Deadline.

See “Risk Factors”, beginning on page 6 for a description of certain factors relating to a decision to tender your ECNs in the Offer, including information about our business.

Neither the Offeror nor its representatives are making any representation to you regarding the legality of participation in the Offer by you under applicable legal investment or similar laws. You should consult with your own advisors as to legal, tax, business, financial and related aspects of a decision whether to tender your ECNs in the Offer.

Incorporation of Information by Reference

LBG files annual, semiannual and special reports and other information with the SEC. You may read and copy any document that LBG files with the SEC at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. You can call the SEC on 1-800-SEC-0330 for further information on the Public Reference Room. The SEC’s website, at http://www.sec.gov, contains, free of charge, reports and other information in electronic form that we have filed. You may also request a copy of any filings referred to below (excluding exhibits) at no cost, by contacting us at 25 Gresham Street, London EC2V 7HN, United Kingdom, telephone +44 207 626 1500.

The SEC allows LBG to incorporate by reference much of the information that it files with them. This means:

•	incorporated documents are considered part of this Offer to Purchase;

•	LBG can disclose important information to you by referring you to these documents; and

•	information that LBG files with the SEC will automatically update and supersede this Offer to Purchase.

We also incorporate by reference in this Offer to Purchase any future documents we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), from the date of this Offer to Purchase until the Offer expires or is terminated. Reports on Form 6-K that we may furnish to the SEC after the date of this Offer to Purchase (or portions thereof) are incorporated by reference in this Offer to Purchase only to the extent that the report expressly states that it is (or such portions are) incorporated by reference in this Offer to Purchase.

Each document incorporated by reference into this Offer to Purchase is current only as of the date of such document, and the incorporation by reference of such document is not intended to create any implication that there has been no change in the affairs of LBG since the date of the relevant document or that the information contained in such document is current as of any time subsequent to its date. Any statement contained in such incorporated documents is deemed to be modified or superseded for the purpose of this Offer to Purchase to the extent that a subsequent statement contained in another document that is incorporated by reference into this Offer to Purchase at a later date modifies or supersedes that statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.

This Offer to Purchase incorporates by reference the documents listed below, which LBG has previously filed with or furnished to the SEC. These documents contain important information about LBG and its financial condition, business and results.

•	LBG’s annual report (the “Annual Report”) for the fiscal year ended December 31, 2014 on Form 20-F filed with the SEC on March 12, 2015 pursuant to the Exchange Act, including the audited consolidated annual financial statements of the Group, together with the audit report thereon;

•	LBG’s report on Form 6-K filed with the SEC on March 31, 2015 , including an update on certain of the Group’s enhanced capital notes;

•	LBG’s report on Form 6-K filed with the SEC on June 3, 2015 disclosing the results of the hearing for declaratory judgment on certain of the Group’s enhanced capital notes;

•	LBG’s report on Form 6-K filed with the SEC on July 31, 2015 including the interim results for the Group for the six months ended June 30, 2015;

•	LBG’s report on Form 6-K filed with the SEC on October 28, 2015 including the interim results for the Group for the nine months ended September 30, 2015;

•	LBG’s report on Form 6-K filed with the SEC on October 28, 2015 disclosing the Group’s capitalization and indebtedness on a consolidated basis as at September 30, 2015; and

•	LBG’s report on Form 6-K filed with the SEC on December 10, 2015 disclosing the decision of the Court of Appeal in respect to certain of the Group’s enhanced capital notes.

We have also filed with the SEC a Tender Offer Statement on Schedule TO (the “Schedule TO”), pursuant to Section 13(e) of the Exchange Act and Rule 13e-4 thereunder, furnishing certain information with respect to the Offer. The Schedule TO, together with any exhibits and any amendments thereto, may be examined and copies may be obtained at the same places and in the same manner as set forth above.

Forward-Looking Statements

From time to time, we may make statements, both written and oral, regarding assumptions, projections, expectations, intentions or beliefs about future events. Words such as ‘believes’, ‘anticipates’, ‘estimates’, ‘expects’, ‘intends’, ‘aims’, ‘potential’, ‘will’, ‘would’, ‘could’, ‘considered’, ‘likely’, ‘estimate’ and variations of these words and similar future or conditional expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend upon circumstances that will or may occur in the future. We caution that these statements may and often do vary materially from actual results. Accordingly, we cannot assure you that actual results will not differ materially from those expressed or implied by the forward-looking statements. You should read the sections entitled “Risk Factors” in this Offer to Purchase and “Forward-Looking Statements” in our Annual Report on Form 20-F for the year ended December 31, 2014, which is incorporated by reference herein.

Factors that could cause actual business, strategy, plans and/or results to differ materially from the plans, objectives, expectations, estimates and intentions expressed in such forward-looking statements made by the Group or on its behalf include, but are not limited to the risks identified above under the section entitled “Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2014, as well as the following:

•	general economic and business conditions in the U.K. and internationally;

•	inflation, deflation, interest rates and policies of the Bank of England, the European Central Bank and other G8 central banks;

•	fluctuations in exchange rates, stock markets and currencies;

•	the ability to access sufficient funding to meet the Group’s liquidity needs;

•	changes to the Group’s credit ratings;

•	the ability to derive cost savings and other benefits including, without limitation, as a result of the Group’s Simplification Programme;

•	changing demographic developments including mortality and changing customer behavior including consumer spending, saving and borrowing habits; changes in customer preferences and changes to borrower or counterparty credit quality;

•	instability in the global financial markets, including Eurozone instability and the impact of any sovereign credit rating downgrade or other sovereign financial issues;

•	technological changes, natural and other disasters, adverse weather and similar contingencies outside the Group’s control;

•	inadequate or failed internal or external processes, people and systems;

•	terrorist acts and other acts of war or hostility and responses to those acts, geopolitical, pandemic or other such events;

•	changes in laws, regulations, taxation, accounting standards or practices;

•	regulatory capital or liquidity requirements and similar contingencies outside the Group’s control;

•	the policies and actions of governmental or regulatory authorities in the U.K., the EU, the United States or elsewhere;

•	the implementation of the draft EU crisis management framework directive and banking reform, following the recommendations made by the Independent Commission on Banking;

•	the ability to attract and retain senior management and other employees;

•	requirements or limitations imposed on the Group as a result of HM Treasury’s investment in the Group;

•	the provision of banking operations services to TSB Banking Group plc;

•	the extent of any future impairment charges or write-downs caused by depressed asset valuations, market disruptions and illiquid markets and market-related trends and developments;

•	exposure to regulatory scrutiny, legal proceedings, regulatory investigations or complaints;

•	changes in competition and pricing environments, or the inability to hedge certain risks economically; and

•	the adequacy of loss reserves, the actions of competitors, including non-bank financial services and lending companies, and the success of the Group in managing the risks of the foregoing.

In light of these risks, uncertainties and assumptions, forward-looking events discussed in this Offer to Purchase or any information incorporated by reference might not occur. The forward-looking statements contained in this Offer to Purchase speak only as of the date of this Offer to Purchase. We undertake to publicly update, to the extent required by U.S. federal securities laws, any forward-looking statement to reflect certain events or circumstances after such dates or to reflect the occurrence of unanticipated events.

Enforceability of Civil Liabilities

LBG is a public limited company incorporated under the laws of Scotland. Most of LBG’s directors and executive officers and certain of the experts named herein are residents of the U.K. A substantial portion of the assets of LBG, its subsidiaries and such persons, are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon all such persons or to enforce against

v

them in U.S. courts judgments obtained in such courts, including those predicated upon the civil liability provisions of the federal securities laws of the United States. Furthermore, LBG has been advised by its solicitors that there is doubt as to the enforceability in the U.K., in original actions or in actions for enforcement of judgments of U.S. courts, of certain civil liabilities, including those predicated solely upon the federal securities laws of the United States.

Summary Terms of the Offer

The following is a summary of this Offer to Purchase and should be read as an introduction to, and in conjunction with, the remainder of this Offer to Purchase and any documents incorporated by reference therein. You should base your investment decision on a consideration of this Offer to Purchase and any documents incorporated by reference therein, as a whole. Capitalized terms used but not defined in this summary have the meanings assigned to them elsewhere in this Offer to Purchase.

The Offeror

LBG Capital No. 1 plc was incorporated and registered in England on October 15, 2009 with registered number 7045658 as a public company limited by shares.  The principal legislation under which LBG Capital No. 1 plc operates is the U.K. Companies Act 2006 (as amended) and regulations made thereunder.  LBG Capital No. 1 plc is resident for tax purposes in the United Kingdom.  Its head office is at 25 Gresham Street, London EC2V 7HN, United Kingdom, telephone number +44 (0)20 7626 1500.

LBG Capital No. 1 plc is a wholly owned subsidiary of LBG Capital Holdings Limited, which itself is a wholly-owned subsidiary of LBG. LBG Capital No. 1 plc’s principal activities include holding certain securities issued by other members of the Group.

LBG

Lloyds Banking Group plc was incorporated as a public limited company and registered in Scotland under the U.K. Companies Act 1985 on October 21, 1985 (registration number 95000). Lloyds Banking Group plc’s registered office is at The Mound, Edinburgh EH1 1YZ, Scotland, and its principal executive offices in the U.K. are located at 25 Gresham Street, London EC2V 7HN, United Kingdom, telephone number +44 (0) 20 7626 1500. For further information relating to LBG, please refer to our Annual Report on Form 20-F for the fiscal year ended December 31, 2014.

The following summary contains selected information about the Offer. It is provided solely for your convenience. This summary is not intended to be complete. You should read the full text and more specific details contained elsewhere in this Offer to Purchase. For a more detailed description of the Offer, see “The Offer”.

The Offeror	LBG Capital No. 1 plc
Purpose of the Offer

In 2009, the Group undertook a significant capital raising exercise which included the issuance of approximately £8.4 billion of enhanced capital notes, including the ECNs. Approximately £3.3 billion in aggregate principal amount of these enhanced capital notes remain outstanding as at the date of this document.

The enhanced capital notes were issued for the purpose of counting as “stress test” core capital of the Group. Pursuant to the terms and conditions of the ECNs (the “Conditions”) should any series of enhanced capital notes cease to be taken into account for the purposes of any “stress test” applied by the Prudential Regulatory Authority (“PRA”) in the circumstances more fully described in Condition 8(e) of the ECNs, the issuer of the relevant series of ECNs has the ability to exercise the Regulatory Call Right (as defined herein).

The ECNs were not taken into account as core capital for the most recent PRA stress tests, the results of which were published on December 16, 2014 and December 1, 2015. As confirmed by the Civil Division of the English Court of Appeal on December 10, 2015, a Capital Disqualification Event has occurred and the Regulatory Call Right is available to each of the issuers of the enhanced capital notes. The ECN trustee has sought permission to appeal from the Supreme Court of the United Kingdom, which request for permission is currently pending. See “Risk Factors—The Regulatory Call Right contained in the ECNs has been the subject of litigation; holders of ECNs need to carefully evaluate the risks and consequences of tendering, or refraining to tender, the ECNs in the Offer”.

The Group is today launching the Offer and the Concurrent Non-U.S. Tender Offers (together, the “Tender Offers”). The Tender Offers provide eligible holders of the relevant series of enhanced capital notes (including the Holders of the ECNs) with a means to tender their enhanced capital notes at a price which is higher (or in the case of certain series of enhanced capital notes redeemable at a make-whole premium, at a price that is expected to be higher) than the contractual redemption price at which the relevant issuer of the enhanced capital notes is entitled to redeem such enhanced capital notes upon an exercise of the Regulatory Call Right.

The issuers of the enhanced capital notes have today given redemption notices in respect of certain series of enhanced capital notes which are not the subject of the Tender Offers and which were prioritised for redemption following the liability management exercise conducted in 2014. Those redemptions are scheduled to occur on February 9, 2016. Subject to the satisfaction of the conditions set out in Condition 8(b) of the ECNs, the Offeror will exercise the Regulatory Call Right and redeem any ECNs that are not validly tendered and accepted for purchase following completion of the Offer. See “Risk Factors—The Regulatory Call Right contained in the ECNs has been the subject of litigation; holders of ECNs need to carefully evaluate the risks and consequences of tendering, or refraining to tender, the ECNs in the Offer”. The Group has received permission from the PRA, under Article 78 of the Capital Requirements Regulation (Regulation 575/2013/EU), for the redemption of all series of ECNs outstanding.

The Offer

LBG Capital No. 1 is offering to purchase for cash, on the terms and conditions described in this Offer to Purchase, any and all of the outstanding ECNs.

Set forth below is a table that shows, with respect to each series of ECNs, the Purchase Price that a holder of a particular series will receive for each $1,000 of the ECNs validly tendered and accepted for payment pursuant to the Offer.

ECNs

•     LBG Capital No. 1 plc 8.00% Fixed-to-Floating Rate Undated Enhanced Capital Notes (ISIN XS0473106283 and XS0471767276); and

•     LBG Capital No. 1 plc 8.50% Fixed-to-Floating Rate Undated Enhanced Capital Notes (ISIN XS0473103348 and XS0471770817).

Offer Period	From the commencement of the Offer on January 29, 2016 to the Expiration Deadline, which is expected to be 11:59 p.m., New York City time, on March 2, 2016, subject to extension.

Purchase Price	For each $1,000 of the ECNs validly tendered and accepted for payment pursuant to the Offer, holders of a particular series will be eligible to receive a cash purchase price of $1,020.00 in respect of the Series 1 ECNs and $1,020.00 in respect of the Series 2 ECNs.

Accrued Interest	Holders whose ECNs are accepted for purchase will also receive accrued and unpaid interest on such ECNs (rounded to the nearest $0.01, with $0.005 being rounded upwards) from the last interest payment date up to, but not including, the Settlement Date.

Withdrawal Rights

If you decide to tender your ECNs in the Offer, you may withdraw them at any time prior to 11:59 p.m. New York City time on March 2, 2016. Holders may not rescind their withdrawal of tenders of ECNs, and any ECNs properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. Properly withdrawn ECNs may, however, be re-tendered by again following the procedures described herein at any time prior to the Expiration Deadline.

In addition, if not previously returned, you may withdraw ECNs that you tender that are not accepted for purchase after the expiration of 40 business days following the commencement of the Offer.

Conditions of the Offer	The Offer is subject to the satisfaction or waiver of certain conditions, which are set forth in “The Offer—Terms of the Offer—Offer Conditions”.

Amendment of Terms of the Offer	Subject to applicable laws and as provided herein, the Offeror may extend, re-open, amend, limit, waive any condition of, or terminate the Offer at any time. Details of any such extension, re-opening, amendment, limitation, waiver (if permitted) or termination will be announced wherever applicable as provided in this Offer to Purchase as soon as reasonably practicable after the relevant decision is made.

Settlement Date	The Purchase Price and any Accrued Interest will be paid to Holders whose ECNs are accepted for purchase on the Settlement Date, which is expected to be on March 4, 2016.

Offer Restrictions	The Offer is subject to certain offer restrictions. See “The Offer—Certain Matters Relating to Non-U.S. Jurisdictions”.

Dealer Managers	The Joint Lead Dealer Managers for the Offer are BNP Paribas Securities Corp., Deutsche Bank Securities Inc., Goldman, Sachs & Co., Lloyds Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and UBS Limited.

Tender Agent	Lucid Issuer Services Limited.

Brokerage Commission	No brokerage commissions are payable by the holders to LBG, the Offeror, the Dealer Managers or the Tender Agent. If your ECNs are held through a broker or other nominee that tenders the ECNs on your behalf, such broker or other nominee may charge you a commission for doing so. You should consult with your broker or nominee to determine whether any charges will apply.

No Recommendation	None of LBG, the Offeror, the Dealer Managers or the Tender Agent (or any of their respective directors, employees or affiliates) is providing holders of ECNs with any legal, business, tax or other advice in the Offer to Purchase, nor is making any recommendation as to whether holders should tender or refrain from tendering any ECNs in the Offer, and none of them has authorized any person to make any such recommendation. Holders should consult their own advisers as needed to assist them in making an investment decision.

Further Information	If you have questions about the terms of the Offer, please contact your bank, broker or professional investment advisor, or you may contact the Joint Lead Dealer Managers. If you have questions regarding the procedures for tendering your ECNs, please contact the Tender Agent. The Tender Agent’s and Joint Lead Dealer Managers’ contact details are set forth on the back cover page of this Offer to Purchase.

Tax Considerations	For a discussion of material U.K. and U.S. federal income tax considerations of the Offer applicable to beneficial owners of ECNs, see “Taxation Considerations”.

Risk Factors

Prospective investors should consider carefully the risk factors incorporated by reference into this Offer to Purchase and as set out below as well as the other information set out elsewhere in this Offer to Purchase (including any other documents incorporated by reference herein) and reach their own views prior to making any investment decision with respect to the Offer.

The Offeror and LBG believe that the factors described below represent the principal risks inherent in the Offer, but neither the Offeror nor LBG represent that the statements below regarding the risks of the Offer are exhaustive. Prospective investors should also read the detailed information set out elsewhere in this Offer to Purchase (including any documents deemed to be incorporated by reference herein) and reach their own views prior to making any decision to tender their ECNs.

Risks relating to LBG and the Group

For a description of the risks associated with LBG and the Group, see the section entitled “Risk Factors” of LBG’s Annual Report on Form 20-F for the fiscal year ended December 31, 2014, which is incorporated by reference herein.

Risks relating to the Offer

The Regulatory Call Right contained in the ECNs has been the subject of litigation; holders of ECNs need to carefully evaluate the risks and consequences of tendering, or refraining to tender, the ECNs in the Offer.

The ECNs were issued, together with other enhanced capital notes, for the purpose of counting as “stress test” core capital of the Group. Pursuant to the relevant Conditions, should any series of ECNs cease to be taken into account for the purposes of any “stress test” applied by the PRA in the circumstances more fully described in Condition 8(e) of the ECNs, the Offeror has the right, in certain circumstances and subject to various conditions as described in Condition 8(b) of the ECNs, to call the ECNs at par (the “Regulatory Call Right”).

The ECNs were not taken into account as core capital for the December 2014 PRA stress test. On December 16, 2014, the Group therefore announced that it intended to seek permission to redeem certain series of ECNs that had been the subject of prior liability management exercises.

The trustee acting for the holders of the ECNs under the terms of the ECNs (the “ECN trustee”), subsequently sought a declaratory judgment in respect of the interpretation of certain terms of the ECNs. On June 3, 2015, the High Court in London found that a Capital Disqualification Event (as defined in the Conditions) had not occurred and, as a result, the Offeror was not entitled to exercise the Regulatory Call Right. The Offeror filed an appeal and, on December 10, 2015, the Court of Appeal unanimously found in its favour and declared that a Capital Disqualification Event had occurred. The ECN trustee was refused permission by the Court of Appeal to appeal to the Supreme Court of the United Kingdom against this decision. The ECN trustee has, however, sought permission to appeal directly from the Supreme Court, which request for permission is currently pending. Such permission is at the discretion of the Supreme Court and is not an automatic right; it will depend on whether such an appeal is considered by the Supreme Court to meet certain threshold criteria set out in its procedural rules.

Unless the ECN trustee is granted permission to appeal, and there is a decision by the Supreme Court reversing the decision of the Court of Appeal, the Offeror of the ECNs will continue to have the right to exercise the Regulatory Call Right in relation to each series of ECNs at par.

The Group has received permission from the PRA, under Article 78 of the Capital Requirements Regulation (Regulation 575/2013/EU), for the redemption of all series of ECNs outstanding. See also the section of this document entitled “Rationale for the Offer”. The issuers of the enhanced capital notes have today given redemption notices in respect of certain series of enhanced capital notes which are not the subject of the Offer and the Concurrent Non-U.S. Tender Offers and which were prioritised for redemption following the liability management exercise conducted in 2014. Those redemptions are scheduled to occur on February 9, 2016.

Subject to the satisfaction of the conditions set out in Condition 8(b) of the ECNs, the Offeror will exercise the Regulatory Call Right and redeem any ECNs that are not validly tendered and accepted for purchase pursuant to the Offer following completion of the Offer. Such redemption price will be lower than the relevant Purchase Price.

To the extent the Court of Appeal's decision is reversed after the Expiration Deadline, tendering holders will not have any withdrawal rights and they will not be able to withdraw or otherwise revoke their tenders. However, if the Supreme Court were to hear an appeal and were subsequently to determine that a Capital Disqualification Event had not occurred, and such determination took place after the redemption of the relevant series of ECNs pursuant to the Regulatory Call Right, as a result of which damages or another remedy were to be available, the value of such damages or other remedy to holders whose ECNs are so redeemed may be higher than the relevant Purchase Price.

In addition, by submitting a valid Tender Instruction, a Holder of ECNs will, to the extent permitted by law, waive and release any rights or claims it may have against the Offeror and/or any other member of the Group with respect to such ECNs and will not have any further or other claims or actions with respect to such ECNs (including, without limitation, following any decision of the Supreme Court). See “The Offer—Procedures for Participating in the Offer”.

The trading markets for the ECNs may be adversely affected by the Offer.

The trading markets for the ECNs that remain outstanding following the completion of the Offer may be characterized by significantly lower levels of liquidity than before the Offer. Such outstanding ECNs may command a lower price than a comparable issue of securities with greater market liquidity. A reduced market value may also make the trading price of the remaining ECNs more volatile. As a result, the market price for the ECNs that remain outstanding after the completion of the Offer may be materially and adversely affected as a result of the Offer. It is also possible that the credit ratings of certain of the ECNs may be affected, although it is not expected that any such changes would affect adversely other credit ratings of Group companies.

The ECNs are admitted to the Official List of the U.K. Listing Authority and are traded on the London Stock Exchange’s Regulated Market, but some or all series of ECNs may not be actively traded. Quotations for securities that are not widely traded, such as the ECNs, may differ from actual trading prices and should be viewed as approximations. Investors are urged to contact their brokers with respect to current market prices for the ECNs.

Failure by a holder to comply with the procedures for participating in the Offer may result in the holder being excluded from participation.

Holders are responsible for complying with all of the procedures for submitting Tender Instructions pursuant to the terms of this Offer to Purchase. None of the Offeror, LBG, the Dealer Managers or the Tender Agent assumes any responsibility for informing holders of irregularities with respect to Tender Instructions from such holders.

The Offer may be extended, reopened, amended, limited, terminated or withdrawn at any time, subject to applicable law, and any such action may adversely affect any perceived benefits of the Offer.

Completion of the Offer is conditional upon the satisfaction or waiver of the conditions to the Offer set out herein. In addition, subject as provided herein, the Offeror may, subject to applicable law, extend, re-open, amend, terminate or withdraw the Offer at any time prior to the announcement of whether it accepts valid tenders of ECNs. For details, see “The Offer—Terms of the Offer—Offer Conditions” and “—Amendment and Termination”.

Submitting a Tender Instruction will restrict a holder’s ability to transfer its ECNs.

When considering whether to participate in the Offer, holders should take into account that restrictions on the transfer of ECNs by holders will apply from the time of submission of a Tender Instruction to the Clearing Systems. A holder will, on submitting a Tender Instruction to Euroclear or Clearstream, Luxembourg, agree that its ECNs will be blocked in the relevant account in the relevant Clearing System from the date the Tender Instruction is submitted to Euroclear or Clearstream, Luxembourg until the earlier of (i) the time of settlement on the Settlement Date and

(ii) the date of any termination of the Offer (including where such ECNs are not accepted for purchase) or on which the Tender Instruction is withdrawn, in the circumstances in which such withdrawal is permitted.

A holder’s failure to consult its own advisors may result in it suffering adverse tax, accounting, financial or legal consequences.

Holders should consult their own tax, accounting, financial and legal advisers as they may deem appropriate regarding the suitability to themselves of the tax, accounting, financial and legal consequences of participating or declining to participate in the Offer. In particular, due to the number of different jurisdictions where tax laws may apply to a holder and save as set out under “Taxation Considerations”, this Offer to Purchase does not discuss the tax consequences for holders arising from the purchase of their ECNs in the Offer and the receipt of the Purchase Price and Accrued Interest. Holders are urged to consult their own professional advisers regarding the possible tax consequences under the laws of the jurisdictions that apply to them. Holders are liable for their own taxes and have no recourse to the Offeror, LBG, the Dealer Managers or the Tender Agent with respect to taxes arising in connection with the Offer.

The Offeror has not obtained a third-party determination that the Offer is fair to the holders.

No one is making a recommendation as to whether holders should tender ECNs in the Offer. The Offeror has not retained, and does not intend to retain, any unaffiliated representative to act on behalf of the holders for purposes of negotiating the Offer or preparing a report concerning the fairness of the Offer. Holders must make their own independent decision regarding participation in the Offer.

A U.S. investor that owns, actually or constructively, any voting stock (including ADSs) of LBG may be treated as receiving a taxable dividend equal to the Purchase Price if the ECNs are treated as issued by LBG.

The U.S. federal income tax consequences to a tendering U.S. Holder may depend in part on whether the ECNs should be treated as issued by LBG or the Offeror for U.S. federal income tax purposes. Due to the lack of authorities on point, Counsel is unable to opine as to the likelihood that the ECNs would be treated as issued by LBG, rather than the Offeror. If the ECNs are treated as issued by LBG, the tax consequences to a U.S. investor that owns, actually or constructively, any voting stock (including ADSs) of LBG may depend on the U.S. investor’s particular circumstances. In certain circumstances, such a U.S. Holder may be treated as receiving a taxable dividend equal to the Purchase Price. U.S. investors who own, actually or constructively, any voting stock (including ADSs) of LBG should consult their own tax advisers with respect to the tax consequences of the Offer in their particular circumstances. See also “Taxation Considerations—Material U.S. Federal Income Tax Considerations”.

Rationale of the Offer

Background to the Offer

In 2009, the Group undertook a significant capital raising exercise which included the issuance of approximately £8.4 billion of enhanced capital notes, including the ECNs. Approximately £3.3 billion in aggregate principal amount of these enhanced capital notes remain outstanding as at the date of this Offer to Purchase.

The enhanced capital notes were issued for the purpose of counting as “stress test” core capital of the Group. Pursuant to the relevant Conditions, should any series of enhanced capital notes cease to be taken into account for the purposes of any “stress test” applied by the PRA in the circumstances more fully described in Condition 8(e) of the ECNs, the issuer of the relevant series of ECNs has the ability to exercise the Regulatory Call Right.

The ECNs were not taken into account as core capital for the most recent PRA stress tests, the results of which were published on December 16, 2014 and December 1, 2015. As confirmed by the Civil Division of the English Court of Appeal on December 10, 2015, a Capital Disqualification Event has occurred and the Regulatory Call Right is available to each of the issuers of the enhanced capital notes. The ECN trustee has sought permission to appeal from the Supreme Court of the United Kingdom, which request for permission is currently pending. See “Risk Factors—The Regulatory Call Right contained in the ECNs has been the subject of litigation; holders of ECNs need to carefully evaluate the risks and consequences of tendering, or refraining to tender, the ECNs in the Offer”.

The Offer

The Group is today launching the Offer and the Concurrent Non-U.S. Tender Offers (together, the “Tender Offers”). The Tender Offers provide eligible holders of the relevant series of enhanced capital notes (including the Holders of the ECNs) with a means to tender their enhanced capital notes at a price which is higher (or in the case of certain series of enhanced capital notes redeemable at a make-whole premium, at a price that is expected to be higher) than the contractual redemption price at which the relevant issuer of the enhanced capital notes is entitled to redeem such enhanced capital notes upon an exercise of the Regulatory Call Right.

Redemption

The issuers of the enhanced capital notes have today given redemption notices in respect of certain series of enhanced capital notes which are not the subject of the Tender Offers and which were prioritised for redemption following the liability management exercise conducted in 2014. Those redemptions are scheduled to occur on February 9, 2016.

Subject to the satisfaction of the conditions set out in Condition 8(b) of the ECNs, the Offeror will exercise the Regulatory Call Right and redeem any ECNs that are not validly tendered and accepted for purchase following completion of the Offer. See “Risk Factors—The Regulatory Call Right contained in the ECNs has been the subject of litigation; holders of ECNs need to carefully evaluate the risks and consequences of tendering, or refraining to tender, the ECNs in the Offer”. The Group has received permission from the PRA, under Article 78 of the Capital Requirements Regulation (Regulation 575/2013/EU), for the redemption of all series of ECNs outstanding.

Market Information and Dividend Policy

LBG’s ordinary shares (the “Ordinary Shares”) are listed and traded on the London Stock Exchange under the symbol “LLOY.L”. The prices for shares as quoted in the official list of the London Stock Exchange are in sterling. The following table shows the reported high and low closing prices for the ordinary shares on the London Stock Exchange. This information has been extracted from publicly available documents from various sources, including officially prepared materials from the London Stock Exchange, and has not been prepared or independently verified by the Offeror or LBG.

	Price per Ordinary Share
	High	Low
	(in pence)
Annual prices:
2015	89.00	68.68
2014	70.94	86.30
2013	80.37	46.31
2012	49.25	25.30
2011	69.61	21.84
Quarterly prices:
2015
Fourth quarter	77.83	68.68
Third quarter	87.65	72.30
Second quarter	89.00	77.38
First quarter	81.43	72.87
2014
Fourth quarter	72.27	80.89
Third quarter	71.92	76.87
Second quarter	70.94	80.15
First quarter	74.34	86.3
Monthly prices:
December 2015	74.71	68.68
November 2015	75.00	71.60
October 2015	77.83	73.73
September 2015	77.00	72.30
August 2015	83.30	73.46
July 2015	87.65	82.33

On January 27, 2016, the closing price of Ordinary Shares on the London Stock Exchange was 64.10 pence, equivalent to $0.91.71 per Ordinary Share translated at the Noon Buying Rate of £1.00 = $1.4308.

Since November 27, 2001, LBG’s ADSs have been listed on the New York Stock Exchange under the symbol “LYG”. Each ADS represents four Ordinary Shares.

The following table shows the reported high and low closing prices for LBG’s ADSs on the New York Stock Exchange.

	Price per ADS
	High	Low
	(in U.S. dollars)
Annual prices:
2015	5.64	4.25
2014	4.62	5.76
2013	5.36	2.84
2012	3.23	1.53
2011	4.44	1.34
Quarterly prices:
2015
Fourth quarter	4.83	4.25
Third quarter	5.53	4.47
Second quarter	5.64	4.65
First quarter	4.96	4.38
2014
Fourth quarter	4.62	5.02
Third quarter	4.70	5.32
Second quarter	4.83	5.53
First quarter	5.01	5.76
Monthly prices:
December 2015	4.57	4.25
November 2015	4.69	4.36
October 2015	4.83	4.58
September 2015	4.76	4.47
August 2015	5.25	4.64
July 2015	5.53	5.06

On January 27, 2016, the closing price of LBG’s ADSs on the New York Stock Exchange was $3.71.

Dividend Policy

For information on the LBG’s ability to pay dividends, see our Annual Report on Form 20-F for the fiscal year ended December 31, 2014 under the heading “Dividends”.

ECNs

The ECNs are admitted to the Official List of the U.K. Listing Authority and are traded on the London Stock Exchange’s Regulated Market.

The high and low quoted sales prices for the ECNs for each quarter during the past two years are as follows:

	Trading Price(1)
	1Q14		2Q14		3Q14		4Q14		1Q15		2Q15		3Q15		4Q15
	Max	Min	Max	Min	Max	Min	Max	Min	Max	Min	Max	Min	Max	Min	Max	Min
	(percent)
Series 1 ECNs	109.063	105.063	111.563	107.688	111.125	108.563	108.813	104.875	109.750	105.000	115.375	109.438	114.938	113.250	113.563	104.063

Series 2 ECNs	109.688	105.375	113.188	109.313	113.063	111.125	112.250	105.813	108.500	106.000	119.813	111.188	119.125	116.500	116.938	104.750

(1)	Reflects, for the periods indicated, the high and low sales prices as reported by the Bloomberg Valuation Service (BVAL).

The Offer

Timetable for the Offer

Holders should confirm with any bank, securities broker or other intermediary through which they hold ECNs whether such intermediary needs to receive instructions from a holder before the deadlines specified in this Offer to Purchase in order for that holder to be able to participate in, or (in the circumstances in which withdrawal is permitted) withdraw their instruction to participate in, the Offer.

The times and dates below are subject, where applicable, to the right of the Offeror to extend, re-open, amend, limit, terminate or withdraw the Offer, subject to applicable law. Accordingly, the actual timetable may differ significantly from the expected timetable set out below. If any of the above times and/or dates change, the revised time and/or date will be notified by announcement as soon as reasonably practicable.

Events	Dates and Times
Commencement of the Offer

Offer announced. Offer to Purchase made available to holders of ECNs.	January 29, 2016

Withdrawal Deadline

The deadline for holders to validly withdraw tenders of ECNs.	11:59 p.m., New York City time, on March 2, 2016

Expiration Deadline

The deadline for receipt of all Tender Instructions.	11:59 p.m., New York City time, on March 2, 2016

Announcement of Offer Results

Announcement of the aggregate principal amounts of each series of ECNs which the Offeror will be accepting for purchase.	As soon as reasonably practicable on March 3, 2016

Settlement Date

Settlement Date of the Offer, including payment of the Purchase Price and any Accrued Interest in respect of ECNs validly tendered and accepted for purchase in the Offer.	Expected on March 4, 2016

Unless stated otherwise, announcements in connection with the Offer will be made (i) by the issue of a press release to a Notifying News Service, (ii) by the delivery of notices to the relevant Clearing System for communication to Direct Participants and (iii) through RNS, and may also be found on the relevant Reuters International Insider Screen. Copies of all such announcements, press releases and notices can also be obtained from the Tender Agent, the contact details for whom are at the end of this Offer to Purchase.

Purpose of the Offer

See “Rationale of the Offer” for an explanation of the rationale of the Offer.

Terms of the Offer

The Offeror is offering to purchase for cash, on the terms and conditions described in this Offer to Purchase, any and all of the outstanding ECNs.

Offer Period

The Offer commences on January 29, 2016 and will end at 11:59 p.m., New York City time, on March 2, 2016. If the Expiration Deadline is extended, an announcement to that effect will be made by the Offeror as described below in “—Announcements” no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Deadline.

Source of Funds

LBG will use cash on hand to pay the Purchase Price, any Accrued Interest and other expenses associated with the Offer.

Results

Unless the Offer is extended, on March 3, 2016, the Offeror will announce the aggregate principal amounts of each series of ECNs accepted for purchase. Such information will be notified to holders as described below in “—Announcements” and shall, absent manifest error, be final and binding on the Offeror, LBG and the holders.

Once the Offeror has announced the results of the Offer in accordance with applicable law, its acceptance of Tender Instructions in accordance with the terms of the Offer will be irrevocable. Tender Instructions which are so accepted will constitute binding obligations of the submitting holders, the Offeror and LBG to settle the Offer.

ECNs which have not been validly tendered and accepted for purchase pursuant to the Offer will remain outstanding after the Settlement Date.

Settlement

The Settlement Date is expected to be March 4, 2016.

Costs and Expenses

Any charges, costs and expenses incurred by the holders or any intermediary in connection with the Offer shall be borne by such holder. No brokerage costs are being levied by the Dealer Manager or the Tender Agent. Holders should check whether their brokers or custodians will charge any fees.

Announcements

Unless stated otherwise, announcements in connection with the Offer will be made by the Offeror (i) by the issue of a press release to a Notifying News Service, (ii) by the delivery of notices to the relevant Clearing System for communication to Direct Participants and (iii) through RNS, and may also be found on the relevant Reuters International Insider Screen. Copies of all such announcements, press releases and notices can also be obtained from the Tender Agent, the contact details for whom are on the last page of this Offer to Purchase. Any announcement of an extension of the Offer will be made prior to 9:00 a.m., New York City time, on the business day immediately following the previously scheduled Expiration Deadline.

No Recommendation

None of the Offeror, LBG, the Dealer Managers or the Tender Agent (or any of their respective directors, employees or affiliates) is providing holders of ECNs with any legal, business, tax or other advice in the Offer to Purchase, nor is making any recommendation as to whether holders should tender or refrain from tendering any ECNs in the Offer, and none of them has authorized any person to make any such recommendation. Holders should consult their own advisers as needed to assist them in making an investment decision.

Offer Conditions

Subject to applicable law, the Offeror will not be required to purchase and pay for any ECNs tendered pursuant to the Offer, and the Offeror may terminate, extend or amend the Offer and may postpone the acceptance for purchase of any ECNs so tendered in the Offer, unless the General Conditions listed below have been satisfied or, if permissible under applicable law, waived.

All of the General Conditions shall be deemed to have been satisfied on the Expiration Deadline, unless any of the following conditions shall have occurred on or after the date of this Offer to Purchase and be continuing at the time of the Expiration Deadline with respect to any series of the ECNs:

(a)	there shall not have been any change or development that, in the reasonable judgment of the Offeror, may materially reduce the anticipated benefits to the Group of the Offer or that has had, or could reasonably be expected to have, an adverse effect on the Group, its businesses, condition (financial or otherwise) or prospects;

(b)	there shall not have been instituted or threatened any action, proceeding or investigation by or before any governmental authority, including any court, governmental, regulatory or administrative branch or agency, tribunal or instrumentality, that relates in any manner to the Offer and that in the reasonable judgment of the Offeror makes it advisable to terminate the Offer; and

(c)	there shall not have occurred: (i) any general suspension of or limitation on prices for trading in securities in the United Kingdom or the U.S. securities or financial markets; (ii) any disruption in the trading of the ordinary shares of the Offeror; (iii) any disruption in securities settlement, payment or clearing services in the United Kingdom or the United States; (iv) any adverse change in financial markets, currency exchange rates or controls; (v) a declaration of a banking moratorium or any suspension of payments with respect to banks in the United Kingdom or the United States; or (vi) a commencement or significant worsening of a war or armed hostilities or other national or international calamity, including but not limited to, catastrophic terrorist attacks against the United Kingdom or its citizens or the United States or its citizens.

The Offeror expressly reserves the right to amend or terminate the Offer and to reject for purchase any ECNs not previously accepted for purchase, if any of the conditions to the Offer specified above are not satisfied. These conditions are for sole benefit of the Offeror, and it may assert them regardless of the circumstances that may give rise to them, or waive them in whole or in part, at any or at various times. All conditions to the Offer must be satisfied or waived prior to the Expiration Deadline.

Procedures for Participating in the Offer

The tendering of ECNs by a holder will be deemed to have occurred upon receipt by the Tender Agent from the relevant Clearing System of a valid Tender Instruction submitted in accordance with the requirements of such Clearing System. The receipt of such Tender Instruction by the relevant Clearing System will be acknowledged in accordance with the standard practices of such Clearing System and will result in the blocking of the relevant ECNs in the holder’s account with the relevant Clearing System so that no transfers may be effected in relation to such ECNs.

Holders and Direct Participants must take the appropriate steps through the relevant Clearing System so that no transfers may be effected in relation to such blocked ECNs at any time after the date of submission of such Tender Instruction, in accordance with the requirements of the relevant Clearing System and the deadlines required by such Clearing System. By blocking such ECNs in the relevant Clearing System, each Direct Participant will be deemed to consent to have the relevant Clearing System provide details concerning such Direct Participant’s identity to the Tender Agent (and for the Tender Agent to provide such details to the Offeror, LBG, the Dealer Managers and their legal advisers).

Only Direct Participants may submit Tender Instructions. Each holder that is not a Direct Participant must arrange for the Direct Participant through which such holder holds its ECNs to submit a valid Tender Instruction on its behalf to the relevant Clearing System before the deadlines specified by the relevant Clearing System. Holders must tender ECNs in principal amounts equal to $1,000 and integral multiples of $1,000 in excess thereof.

By submitting a valid Tender Instruction to the relevant Clearing System in accordance with the standard procedures of such Clearing System, a holder and any Direct Participant submitting such Tender Instruction on such holder’s behalf shall be deemed to make the acknowledgements, representations, warranties and undertakings set out below under “—Acknowledgements, Representations, Warranties and Undertakings” to the Offeror, LBG, the Tender Agent and the Dealer Managers at the Expiration Deadline and the time of settlement on the Settlement Date (if a holder or Direct Participant is unable to make any such agreement or acknowledgement or give any such representation, warranty or undertaking, such holder or Direct Participant should contact the Tender Agent immediately).

Withdrawal Rights

Validly tendered ECNs and any Tender Instruction relating thereto, may be withdrawn at any time prior to the Expiration Deadline but not thereafter.

Withdrawals may only be effected by delivering a withdrawal instruction (a “Withdrawal Instruction”) to Euroclear or Clearstream, Luxembourg, as applicable. To be effective, a Withdrawal Instruction must be received by Euroclear or Clearstream, Luxembourg, as applicable, not later than the Expiration Deadline or such earlier deadline as may be set by the relevant Clearing System.

Each Withdrawal Instruction must specify:

•	the name of the accountholder having tendered the ECNs to be withdrawn; and

•	the ECNs to be withdrawn (including the principal amount of such ECNs).

Holders wishing to exercise any such right of withdrawal should do so in accordance with the procedures of the relevant Clearing System. Holders should confirm with the bank, securities broker or any other intermediary through which they hold their ECNs whether such intermediary would require receiving instructions to participate in, or withdraw their instruction to participate in, the Offer prior to the deadlines set out in this Offer to Purchase. In particular, holders who seek the flexibility to withdraw their ECNs at a time prior to the Expiration Deadline but outside of the normal business hours of Euroclear or Clearstream, Luxembourg, as applicable, should consult in advance with their bank, securities broker or other intermediary regarding the effective deadline for exercising withdrawal by means of a Withdrawal Instruction. For the avoidance of doubt, any holder who does not exercise any such right of withdrawal in the circumstances and in the manner specified above, shall be deemed to have waived such right of withdrawal and its original Tender Instruction will remain effective.

The Offeror will make a final and binding determination on all questions as to the validity, form and eligibility (including time of receipt) of such Withdrawal Instructions. Any ECNs so withdrawn will be deemed not to have been validly tendered for purchase for the purposes of the Offer. Any ECNs tendered but not accepted for any reason will be returned to the holder without cost to such holder promptly after withdrawal, rejection of tender or termination of the Offer. Properly withdrawn ECNs may be retendered by following one of the procedures described herein any time prior to the Expiration Deadline.

Acknowledgements, Representations, Warranties and Undertakings

By submitting a Tender Instruction each holder and the relevant Direct Participant (on behalf of the relevant holder), represents, warrants and undertakes that:

(a)	it is assuming all the risks inherent in participating in the Offer and has undertaken all the appropriate analysis of the implications of the Offer, without reliance on the Offeror, LBG, the Dealer Managers or the Tender Agent;

(b)	by blocking ECNs in the relevant Clearing System it will be deemed to consent to the relevant Clearing System providing details concerning its identity to the Offeror, LBG, the Dealer Managers, the Tender Agent and their respective legal advisers;

(c)	upon the terms and subject to the conditions of the Offer, it offers to tender the principal amount of ECNs in its account in the relevant Clearing System that is the subject of the relevant Tender Instruction;

(d)	upon the terms and subject to the conditions of the Offer it irrevocably tenders for purchase in the Offer the aggregate principal amount of ECNs in its account blocked in the relevant Clearing System and, subject to and effective upon the purchase by the Offeror of such ECNs, it (i) renounces all right, title and interest in and to all such ECNs purchased by or at the direction of the Offeror pursuant to the Offer, (ii), to the extent permitted by law, waives and releases any rights or claims it may have against the Offeror and/or any other member of the Group with respect to any such ECNs or the Offer, and (iii), to the extent permitted by law, unconditionally and irrevocably releases, discharges and waives all claims (including all claims for interest, costs and orders for costs), actions and causes of action, present or future and however arising, whether or not presently known or unknown (including those which arise hereafter upon a change in the relevant law) whether arising in equity or under common law or statute or by reason of breach of contract or in respect of any tortious act or omission or otherwise (whether or not damage has yet been suffered), it has, may have or had against the Offeror and/or any other member of the Group and each of their present or former officers, directors, employees or agents which arise out of or relate to, or are in any way connected with the ECNs, or non-contractual obligations arising out of or in connection with the ECNs;

(e)	it agrees to ratify and confirm each and every act or thing that may be done or effected by the Offeror, any of its directors or any person nominated by the Offeror in the proper exercise of his or her powers and/or authority hereunder;

(f)	it agrees to do all such acts and things as shall be necessary and execute any additional documents deemed by the Offeror to be desirable to complete the sale, assignment and transfer of the tendered ECNs to the Offeror or its nominee and/or to perfect any of the authorities expressed to be given hereunder;

(g)	it has observed the laws of all relevant jurisdictions; obtained all requisite governmental, exchange control or other required consents; complied with all requisite formalities; and paid any issue, transfer or other taxes or requisite payments due from it in each respect in connection with any offer or acceptance in any jurisdiction and that it has not taken or omitted to take any action in breach of the terms of the Offer, or which will or may result in the Offeror, LBG, the Dealer Managers, the Tender Agent, or any other person acting in breach of the legal or regulatory requirements of any such jurisdiction in connection with the Offer;

(h)	all authority conferred or agreed to be conferred pursuant to its representations, warranties and undertakings and all of its obligations shall be binding upon its successors, assigns, heirs, executors, trustees in bankruptcy, insolvency practitioners and legal representatives and shall not be affected by, and shall survive, its death, incapacity, bankruptcy, insolvency, or any other similar proceedings;

(i)	except to the extent of the information set forth under “Taxation Considerations”, no information has been provided to it by the Offeror, LBG, the Dealer Managers or the Tender Agent with regard to the tax consequences to holders, beneficial owners or Direct Participants arising from the tender, and acceptance for purchase of, ECNs in the Offer. It hereby acknowledges that it is solely liable for any taxes and similar or related payments imposed on it under the laws of any applicable jurisdiction as a result of its participation in the Offer, and agrees that it will not and does not have any right of recourse (whether by way of reimbursement, indemnity or otherwise) against the Offeror, LBG, the Dealer Managers, the Tender Agent or any other person in respect of such taxes and payments;

(j)	it is not a person or entity (a “Person”) (i) (A) that is, or is owned or controlled by a Person that is, described or designated in (I) the most current “Specially Designated Nationals and Blocked Persons” list (which as of the date hereof can be found at: http://www.ustreas.gov/offices/enforcement/ofac/sdn/t11sdn.pdf) or (II) the most current “Consolidated list of persons, groups and entities subject to EU financial sanctions” (which as of the date hereof can be found at: http://eeas.europa.eu/cfsp/sanctions/consol-list/index_en.htm); or (B) that is otherwise the subject of any sanctions administered or enforced by any Sanctions Authority (as defined below), other than solely by virtue of their inclusion in: (I) the most current “Sectoral Sanctions Identifications” list (which as of the date hereof can be found at: "https://www.treasury.gov/resource-center/sanctions/SDN-

List/Pages/ssi_list.aspx) (the “SSI List”), (II) Annexes 3, 4, 5 and 6 of Council Regulation No.833/2014, as amended by Council Regulation No.960/2014 (the “EU Annexes”), or (III) any other list maintained by a Sanctions Authority, with similar effect to the SSI List or the EU Annexes; or (ii) to whom it is otherwise unlawful to make an invitation pursuant to the Offer under applicable laws and, in each case, has (before submitting, or arranging for the submission on its behalf, as the case may be, of the Tender Instruction in respect of the ECNs which it is offering for purchase) complied with all laws and regulations applicable to it for the purposes of its participation in the Offer. For the purposes of this paragraph, “Sanctions Authority” means each of (i) the United States government; (ii) the United Nations; (iii) the European Union (or any of its member states including, without limitation, the United Kingdom); (iv) any other relevant governmental or regulatory authority, institution or agency which administers economic, financial or trade sanctions; or (v) the respective governmental institutions and agencies of any of the foregoing including, without limitation, the Office of Foreign Assets Control of the US Department of the Treasury, the United States Department of State, the United States Department of Commerce and Her Majesty’s Treasury;

(k)	it is not resident and/or located in the United Kingdom or, if it is resident and/or located in the United Kingdom, it is a person falling within the definition of investment professional (as defined in Article 19 of the Order) or a person who is a creditor or member of the Offeror or other person within Article 43 of the Order, or to whom this Offer may lawfully be communicated in accordance with the Order;

(l)	it is outside Belgium or, if it is located in Belgium, (i) it is a person which is a “qualified investor” in the sense of Article 10 of the Belgian Prospectus Law, acting on its own account or (ii) there are other circumstances set out in Article 6, §4 of the Belgian Takeover Law and Article 3, §4 of the Belgian Prospectus Law which provide an exemption from the public offer requirements set out in the Belgian Takeover Law and the Belgian Prospectus Law;

(m)	it is not located or resident in France or, if it is located or resident in France, it is a (i) provider of investment services relating to portfolio management for the account of third parties (personnes fournissant le service d’investissement de gestion de portefeuille pour compte de tiers) and/or (ii) qualified investor (investisseur qualifié) other than individuals, acting for their own account, all as defined in, and in accordance with, Articles L.411-1, L.411-2 and D.411-1 of the French Code monétaire et financier;

(n)	it is not located or resident in Italy, or, if it is located or resident in Italy, it is an authorized person or tendering ECNs through an authorized person (such as an investment firm, bank or financial intermediary permitted to conduct such activities in Italy the Financial Services Act, CONSOB Regulation No. 16190 of October 29, 2007, as amended from time to time, and Legislative Decree No. 385 of September 1, 1993, as amended) and in compliance with applicable laws and regulations or with requirements imposed by CONSOB or any other Italian authority;

(o)	it has full power and authority to submit for tender and transfer the ECNs hereby submitted for tender and if such ECNs are accepted for purchase, such ECNs will be transferred to, or to the order of, the Offeror with full title free from all liens, charges and encumbrances, not subject to any adverse claim and together with all rights attached thereto;

(p)	it holds and will hold, until the time of settlement on the Settlement Date, the ECNs blocked in Euroclear or Clearstream, Luxembourg and, in accordance with the requirements of Euroclear or Clearstream, Luxembourg and by the deadline required by Euroclear or Clearstream, Luxembourg, it has submitted, or has caused to be submitted, a Tender Instruction to the relevant Clearing System, as the case may be, to authorize the blocking of the submitted ECNs with effect on and from the date thereof so that, at any time pending the transfer of such ECNs on the Settlement Date to the Offeror or its agents on its behalf, no transfers of such ECNs may be effected;

(q)	the terms and conditions of the Offer shall be deemed to be incorporated in, and form a part of, the Tender Instruction which shall be read and construed accordingly and that the information given by or on behalf of such existing Holder in the Tender Instruction is true and will be true in all respects at the time of the tender; and

(r)	it understands and agrees that the Offeror, LBG, the Dealer Managers and the Tender Agent will rely upon the truth and accuracy of the foregoing representations, warranties and undertakings.

The receipt from a holder or from a Direct Participant on behalf of a beneficial owner of a Tender Instruction by the relevant Clearing System will constitute instructions to debit from such holder’s or Direct Participant’s account on the Settlement Date the principal amount of ECNs that such holder or Direct Participant has tendered for purchase and which have been accepted, upon receipt by the relevant Clearing System of an instruction from the Tender Agent to receive those ECNs for the account of the Offeror subject to the automatic withdrawal of those instructions in the event that the Offer is terminated by the Offeror or the withdrawal of such Tender Instruction (in the circumstances in which such withdrawal is permitted) in accordance with the procedures set out in this Offer to Purchase.

Responsibility for Delivery of Tender Instructions

None of the Offeror, LBG, the Dealer Managers or the Tender Agent, as the case may be, will be responsible for the communication of tenders and corresponding Tender Instructions by (i) beneficial owners to the Direct Participant through which they hold ECNs or (ii) the Direct Participant to the relevant Clearing System.

If a beneficial owner holds its ECNs through a Direct Participant, such beneficial owner should contact that Direct Participant to discuss the manner in which tender acceptances and transmission of the corresponding Tender Instruction and, as the case may be, transfer instructions may be made on its behalf.

In the event that the Direct Participant through which a beneficial owner holds its ECNs is unable to submit a Tender Instruction, such beneficial owner should telephone the Tender Agent, as applicable, for assistance on the numbers provided in this Offer to Purchase.

Holders, Direct Participants and beneficial owners are solely responsible for arranging the timely delivery of their Tender Instructions.

If a beneficial owner offers its ECNs through a Direct Participant, such beneficial owner should consult with that Direct Participant as to whether it will charge any service fees in connection with the participation in the Offer.

Amendment and Termination

Notwithstanding any other provision of the Offer, the Offeror may, subject to applicable laws, at its option, at any time before it announces whether it accepts valid tenders of ECNs pursuant to the Offer:

(a)	extend the Expiration Deadline or re-open the Offer, as applicable (in which case all references in this Offer to Purchase to “Expiration Deadline” shall, unless the context otherwise requires, be to the latest date and time to which the Expiration Deadline has been so extended or the Offer re-opened);

(b)	otherwise extend, re-open or amend the Offer in any respect (including, but not limited to, any extension, re-opening, increase, decrease or other amendment, as applicable, in relation to the Expiration Deadline and/or the Settlement Date);

(d)	delay acceptance for purchase of, and payment for, ECNs validly tendered for purchase in the Offer until satisfaction or waiver (if permitted) of the conditions to the Offer;

(e)	terminate the Offer in respect of any series of ECNs, including with respect to Tender Instructions submitted before the time of such termination; and/or

(f)	in respect of any series of ECNs, choose not to accept all valid tenders received by the Tender Agent prior to the Expiration Deadline.

The Offeror also reserves the right at any time to waive, where permissible, any or all of the conditions of the Offer as set out in this Offer to Purchase.

The Offeror will ensure holders are notified of any such extension, re-opening, amendment or termination as soon as is reasonably practicable after the relevant decision is made through RNS. Any announcement of an extension of the Offer will be made prior to 9:00 a.m., New York City time, on the business day immediately following the previously scheduled Expiration Deadline.

Notwithstanding the irrevocability of all Tender Instructions, on the termination of the Offer, all Tender Instructions will be deemed to be withdrawn automatically.

Irregularities

All questions as to the validity, form and eligibility (including the time of receipt) of any Tender Instruction, tenders of ECNs or revocation or revision thereof or delivery of ECNs will be determined by the Offeror in its sole discretion, which determination will be final and binding. The Offeror reserves the absolute right to reject any and all Tender Instructions not in proper form or for which any corresponding agreement would, in its opinion, be unlawful. The Offeror also reserves the absolute right to waive any of the conditions to the Offer or defects in Tender Instructions with regard to any ECNs. A waiver with respect to any conditions to the Offer or defects in Tender Instructions with regard to one tender of ECNs shall not constitute a waiver with respect to any other tender of ECNs unless the Offeror expressly provides otherwise. None of the Offeror, LBG, the Dealer Managers or the Tender Agent shall be under any duty to give notice to holders, Direct Participants or beneficial owners of any irregularities in Tender Instructions; nor shall any of them incur any liability for failure to give notification of any material amendments to the terms and conditions of the Offer.

Dealer Managers and Tender Agent

The Offeror has retained BNP Paribas Securities Corp., Deutsche Bank Securities Inc., Goldman, Sachs & Co., Lloyds Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and UBS Limited to act as Joint Lead Dealer Managers (the “Dealer Managers”), and Lucid Issuer Services Limited to act as Tender Agent in connection with the Offer. The services of the Dealer Managers may be provided through their affiliates in certain jurisdictions. The Offeror has agreed to pay the Dealer Managers customary fees for their services in connection with the Offer and have also agreed to reimburse the Dealer Managers for their reasonable out-of-pocket expenses and to indemnify them against specific liabilities, including liabilities under U.S. federal securities laws.

The Dealer Managers and their affiliates have provided in the past, are currently providing and may provide in the future, other investment banking, commercial banking and financial advisory services to the Offeror and its affiliates for customary fees and expenses in the ordinary course of business.

At any given time, the Dealer Managers or affiliates of the Dealer Managers may trade the ECNs and other securities issued by the Offeror, LBG or their subsidiaries for their own accounts, or for the accounts of their customers, and accordingly may hold a long or short position in the ECNs or other securities. The Dealer Managers may also tender into the Offer the ECNs they may hold or acquire, but are under no obligation to do so.

None of the Dealer Managers or the Tender Agent assumes any responsibility for the accuracy or completeness of the information concerning the Offer, the Offeror, LBG, any of its affiliates or the ECNs contained in this Offer to Purchase or in the documents incorporated by reference herein, or for any failure by the Offeror to disclose events that may have occurred and may affect the significance or accuracy of that information.

The Tender Agent is an agent of the Offeror and owes no duty to any holders of ECNs.

Certain Matters Relating to Non-U.S. Jurisdictions

This Offer to Purchase does not constitute an offer or an invitation to participate in the Offer in any jurisdiction in or from which, or to any person to whom, it is unlawful to make the relevant offer or invitation under applicable laws. The distribution of the Offer to Purchase in certain jurisdictions may be restricted by law. Persons into whose possession the Offer to Purchase comes are required by each of the Offeror, LBG, the Dealer Managers and the Tender Agent to inform themselves about, and to observe, any such restrictions.

United Kingdom

The communication of this Offer to Purchase and any other documents or materials relating to the Offer is not being made, and such documents and/or materials have not been approved, by an authorized person for the purposes of section 21 of the FSMA. Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. The communication of such documents and/or materials is exempt from the restriction on financial promotions under section 21 of the FSMA on the basis that it is only directed at and may be communicated to (1) those persons who are existing members or creditors of the Group or other persons within Article 43 of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, and (2) any other persons to whom these documents and/or materials may lawfully be communicated.

Belgium

Neither this Offer to Purchase nor any other documents or materials relating to the Offer have been submitted to or will be submitted for approval or recognition to the Financial Services and Markets Authority (Autorité des services et marchés financiers / Autoriteit voor financiële diensten en markten) and, accordingly, the Offer may not be made in Belgium by way of a public offering, as defined in Articles 3 and 6 of the Belgian Law of April 1, 2007 on public takeover bids as amended or replaced from time to time. Accordingly, the Offer may not be advertised and the Offer will not be extended, and neither this Offer to Purchase nor any other documents or materials relating to the Offer (including any memorandum, information circular, brochure or any similar documents) has been or shall be distributed or made available, directly or indirectly, to any person in Belgium other than “qualified investors” in the sense of Article 10 of the Belgian Law of June 16, 2006 on the public offer of placement instruments and the admission to trading of placement instruments on regulated markets, acting on their own account. This Offer to Purchase has been issued only for the personal use of the above qualified investors and exclusively for the purpose of the Offer. Accordingly, the information contained in this Offer to Purchase may not be used for any other purpose or disclosed to any other person in Belgium.

France

The Offer is not being made, directly or indirectly, to the public in France. Neither this Offer to Purchase nor any other documents or offering materials relating to the Offer, has been or shall be distributed to the public in France and only (i) providers of investment services relating to portfolio management for the account of third parties (personnes fournissant le service d’investissement de gestion de portefeuille pour compte de tiers) and/or (ii) qualified investors (investisseurs qualifiés), other than individuals, acting for their own account, all as defined in, and in accordance with, Articles L.411-1, L.411-2 and D.411-1 to D.411-3 of the French Code monétaire et financier, are eligible to participate in the Offer. This Offer to Purchase has not been and will not be submitted for clearance procedures (visa) of the Autorité des marchés financiers.

Italy

None of the Offer, this Offer to Purchase or any other documents or materials relating to the Offer has been or will be submitted to the clearance procedure of the Commissione Nazionale per le Società e la Borsa (“CONSOB”), pursuant to applicable Italian laws and regulations.

The Offer is being carried out in the Republic of Italy (“Italy”) as an exempted offer pursuant to article 101-bis, paragraph 3-bis of the Legislative Decree No. 58 of February 24, 1998, as amended (the “Financial Services Act”) and article 35-bis, paragraph 4 of CONSOB Regulation No. 11971 of May 14, 1999, as amended (the “CONSOB Regulation”). The Offer is also being carried out in compliance with article 35-bis, paragraph 7 of the CONSOB Regulation.

Holders or beneficial owners of the ECNs located in Italy can tender the ECNs through authorized persons (such as investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with the Financial Services Act, CONSOB Regulation No. 16190 of October 29, 2007, as amended from time to time, and Legislative Decree No. 385 of September 1, 1993, as amended) and in compliance with applicable laws and regulations or with requirements imposed by CONSOB or any other Italian authority.

Each intermediary must comply with the applicable laws and regulations concerning information duties vis-à-vis its clients in connection with the ECNs or the Offer.

General

The Offer does not constitute an offer to buy or the solicitation of an offer to sell ECNs in any circumstances in which such offer or solicitation is unlawful. In those jurisdictions where the securities or other laws require the Offer to be made by a licensed broker or dealer and the Dealer Manager or, where the context so requires, any of its affiliates is such a licensed broker or dealer in that jurisdiction, the Offer shall be deemed to be made on behalf of the Offeror by such Dealer Manager or affiliate (as the case may be) in such jurisdiction.

The Offeror and its affiliates expressly reserve the right at any time or from time to time following completion or termination of the Offer (subject to the Offeror’s stated intention to exercise the Regulatory Call Right and subject to Rule 13e-4(f) under the Exchange Act which prohibits us and our affiliates from purchasing any ECNs other than in the Offer until at least ten business days after the Expiration Date), to purchase or exchange or offer to purchase or exchange ECNs or to issue an invitation to submit offers to sell ECNs (including, without limitation, those tendered pursuant to the Offer but not accepted for purchase) through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, in each case on terms that may be more or less favorable than those contemplated by the Offer. See also “Risk Factors—The Regulatory Call Right contained in the ECNs has been the subject of litigation; holders of ECNs need to carefully evaluate the risks and consequences of tendering, or refraining to tender, the ECNs in the Offer.”

Governing Law

The terms of the Offer, including without limitation each Tender Instruction, and any non-contractual obligations arising out of or in connection with the Offer shall be governed by, and construed in accordance with, New York law. By submitting a Tender Instruction, a holder or Direct Participant irrevocably and unconditionally agrees for the benefit of the Offeror, LBG, the Dealer Managers and the Tender Agent that the courts of New York are to have non-exclusive jurisdiction to settle any disputes which may arise out of or in connection with the Offer or any of the documents referred to above and that, accordingly, any suit, action or proceedings arising out of or in connection with the foregoing may be brought in such courts.

Miscellaneous

Holders who need assistance with respect to the procedure relating to tendering their ECNs should contact the Tender Agent, the contact details for whom appear on the back cover of this Offer to Purchase.

IMPORTANT NOTE RELATING TO THE CONCURRENT TENDER OFFERS

Concurrently with the Offer, the Offeror is inviting holders of certain of its other enhanced capital notes denominated in pounds sterling and euros who are outside the United States to tender such securities for cash (the “Concurrent Non-U.S. Tender Offers”). Holders that are U.S. residents that hold any such securities may not tender such securities pursuant to the terms of the Concurrent Non-U.S. Tender Offers.

Holders may not tender any securities in the Offer other than the ECNs specified on the front cover page of this Offer to Purchase.

Taxation Considerations

U.K. Tax Consequences

The following is a description of material U.K. tax consequences of the Offer for U.S. Holders (as defined in “Taxation Considerations—Material U.S. Federal Income Tax Considerations”) who are resident in the U.S. for U.S. federal income tax purposes, are not resident in the U.K. for U.K. tax purposes, and do not at any relevant time (i) carry on a trade, profession or vocation in the U.K. through a branch or agency to which their ECNs are attributable, or (ii) in the case of a corporate U.S. Holder, carry on a trade in the U.K. through a permanent establishment in the U.K. to which their ECNs are attributable.

The comments below are of a general nature based on current U.K. tax law as applied in England and Wales and HM Revenue & Customs (“HMRC”) practice (which may not be binding on HMRC). They are not exhaustive of all possible tax considerations that may be relevant in the particular circumstances of each U.S. Holder. They do not necessarily apply where any income is deemed for tax purposes to be the income of any other person. Except to the extent expressly stated to the contrary, they relate only to the position of U.S. Holders who are the absolute beneficial owners of their ECNs and do not apply to certain classes of persons (such as dealers, individuals who have temporarily ceased to be resident in the U.K., and persons who are connected to us) to whom special rules may apply.

You should satisfy yourself as to the tax consequences in your own particular circumstances relating to the Offer. In particular, Holders within the charge to U.K. income tax must take their own professional tax advice on the consequences of a disposal of the ECNs pursuant to the Offer, including in relation to any application of the “deeply discounted securities” rules, contained in Chapter 8 of Part 4 of the Income Tax (Trading and Other Income) Act 2005.

Disposal of ECNs

A U.S. Holder will not, upon disposal of ECNs pursuant to the Offer to Purchase, be liable for U.K. taxation on gains realized, unless at the time of the disposal the U.S. Holder is resident for tax purposes in the U.K., carries on a trade, profession or vocation in the U.K. through a branch or agency in the U.K. to which their ECNs are attributable or, in the case of a corporate U.S. Holder, if the U.S. Holder carries on a trade in the U.K. through a permanent establishment in the U.K. to which their ECNs are attributable.

Accrued Interest will be paid without withholding for or deduction of U.K. income tax, on the basis that the ECNs remain listed on a “recognised stock exchange” within the meaning of Section 1005 of the Income Tax Act 2007. Accrued Interest on the ECNs will constitute U.K. source income for U.K. tax purposes and, as such, may be subject to U.K. income tax by direct assessment irrespective of the residence of the holder. However, where the payments are made without withholding or deduction on account of U.K. tax, the payments will not be assessed to U.K. income tax (other than in the hands of certain trustees) if you are not resident in the U.K. for tax purposes, except if you carry on a trade, profession or vocation in the U.K. through a U.K. branch or agency in connection with which the payments are received or to which the ECNs are attributable (or in the case of a corporate U.S. Holder, if you carry on a trade in the U.K. through a permanent establishment in the U.K. in connection with which the payments are received or to which ECNs are attributable), in which case (subject to exemptions for payments received by certain categories of agent) tax may be levied on the U.K. branch or agency (or permanent establishment).

Stamp Duty and Stamp Duty Reserve Tax

No U.K. stamp duty or stamp duty reserve tax will be payable by Holders on purchase of the ECNs pursuant to the Offer.

Material U.S. Federal Income Tax Considerations

The following is a description of material U.S. federal income tax consequences of the Offer to the U.S. Holders described below that hold their ECNs as capital assets for U.S. federal income tax purposes, but it does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a decision to tender the

ECNs. This discussion does not describe all of the tax consequences that may be relevant to a U.S. Holder in light of the U.S. Holder’s particular circumstances, including alternative minimum tax and Medicare contribution tax consequences, as well as differing tax consequences applicable to special classes of U.S. Holders, such as:

•	certain financial institutions;

•	certain insurance companies;

•	regulated investment companies;

•	dealers or traders in securities who use a market-to-market method of accounting;

•	persons holding ECNs as part of a hedge, straddle, conversion or other integrated transaction;

•	persons whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;

•	tax-exempt entities, “individual retirement accounts” or “Roth IRAs”;

•	persons holding ECNs in connection with a trade or business conducted outside of the United States;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes; or

•	persons that own or are deemed to own 10 per cent. or more of the voting shares of LBG.

If an entity that is classified as a partnership for U.S. federal income tax purposes owns ECNs, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partnerships holding ECNs and partners in such partnerships should consult their tax advisers as to the U.S. federal income tax consequences of tendering the ECNs in their particular circumstances.

This discussion is based upon tax laws of the United States including the Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which may affect the tax consequences described herein, possibly with retroactive effect.

As used herein, a “U.S. Holder” is a beneficial owner of ECNs that is, for U.S. federal income tax purposes:

•	a citizen or an individual resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any state therein or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

U.S. Holders should consult their tax advisers concerning the U.S. federal, state, local and non-U.S. tax consequences of tendering the ECNs in their particular circumstances.

U.S. Federal Income Tax Characterization of the ECNs

Characterisation of the ECNs

While LBG believes that the ECNs should be characterised as equity and the remainder of this discussion so assumes, it is uncertain whether the ECNs should be treated as issued by the Offeror or LBG for U.S. federal income tax purposes. Tendering U.S. Holders should consult their advisers concerning which entity should be treated as the issuer of the ECNs and the resulting tax consequences.

U.S. Federal Income Tax Consequences of the Offer

Tax consequences of the Offer if the Offeror, rather than LBG, is treated as the issuer of the ECNs

If the Offeror is treated as the issuer of the ECNs, the tax consequences of the Offer to tendering U.S. Holders will depend on whether the Offeror is (or was for any year during which a U.S. Holder owned the ECNs) a passive foreign investment company (a “PFIC”). When the ECNs were issued, the offering materials stated that there was a strong likelihood that the Offeror would be treated as a PFIC, but the Offeror had not and did not intend to determine its PFIC status. The Offeror has not determined whether it has been a PFIC for any year. U.S. Holders should consult their own tax advisers with respect to the Offeror’s PFIC status.

Tax consequences of the Offer if the Offeror is (or was for any year during which a U.S. Holder owned the ECNs) a PFIC

If the Offeror is treated as the issuer of the ECNs and the Offeror is (or was for any year during which a U.S. Holder owned the ECNs) a PFIC, a tendering U.S. Holder will recognize gain or loss in an amount equal to the difference between the U.S. Holder’s adjusted tax basis in the ECNs and the Purchase Price. Amounts payable for Accrued Interest should be taxed in the same manner as other interest received on the ECNs. In general, the gain recognized by the tendering U.S. Holder would be allocated ratably over the U.S. Holder’s holding period for the ECNs. The amounts allocated to the current taxable year and any taxable year before the Offeror became a PFIC would be taxed as ordinary income. Amounts allocated to any other year would be subject to tax at the highest marginal tax rate in effect for individuals or corporations, as applicable, for that taxable year, and an interest charge would be imposed on the amount of such tax. Any loss will generally be long-term capital loss if the ECNs were held for more than one year and short-term capital loss if held for one year or less. The deductibility of capital losses is subject to limitations. Any gain or loss will generally be treated as U.S. source for foreign tax credit purposes. U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences if the Offeror is treated as the issuer of the ECNs and is or was a PFIC in their particular circumstances.

Tax consequences of the Offer if the Offeror is not (and was not for any year during which a U.S. Holder owned the ECNs) a PFIC

If the Offeror is treated as the issuer of the ECNs and the Offeror is not (and was not for any year during which a U.S. Holder owned the ECNs) a PFIC, a tendering U.S. Holder will recognize capital gain or loss in an amount equal to the difference between the U.S. Holder’s adjusted tax basis in the ECNs and the Purchase Price. Amounts payable for Accrued Interest should be taxed in the same manner as other interest received on the ECNs. Generally, capital gains or losses will be long-term if the ECNs were held for more than one year and short-term if held for one year or less. The deductibility of capital losses is subject to limitations. Any gain or loss will generally be treated as U.S. source for foreign tax credit purposes.

Tax consequences of the Offer if LBG, rather than the Offeror, is treated as the issuer of the ECNs

If LBG is treated as the issuer of the ECNs the tender by a U.S. Holder of ECNs will generally be a taxable disposition with the tax consequences described above under “—Tax consequences if the Offeror is treated as the issuer of the ECNs— Tax consequences of the Offer if the Offeror is not (and was not for any year during which a U.S. Holder owned the ECNs) a PFIC” provided that the tendering U.S. Holder does not own, actually or constructively any voting stock (including ADSs) of LBG. The tax consequences to a tendering U.S. Holder that owns, actually or constructively, voting stock (including ADSs) of LBG may depend on the U.S. Holder’s particular circumstances. In certain circumstances, such a U.S. Holder may be treated as receiving a taxable dividend equal to the Purchase Price, rather than recognizing capital gain or loss. Tendering U.S. Holders who own, actually or constructively, voting stock (including ADSs) of LBG should consult their own tax advisers with respect to the tax consequences of the Offer in their particular circumstances.

The U.S. federal income tax consequences of the tender of ECNs are uncertain and U.S. Holders are urged to consult their tax advisers regarding the treatment of the tender of ECNs for U.S. federal income tax purposes.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with the payment of the Purchase Price and Accrued Interest. A U.S. Holder may be subject to backup withholding on the payment of the Purchase Price and

Accrued Interest if the U.S. Holder fails to provide its taxpayer identification number and comply with certain certification procedures or otherwise establish an exemption from backup withholding. The amount of any backup withholding from a payment to a tendering U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

TENDER AGENT

Lucid Issuer Services Limited
Tankerton Works

12 Argyle Walk

London WC1H 8HA

United Kingdom

Attn: Sunjeeve Patel/Paul Kamminga

Tel: +44 20 7704 0880
email: lbg@lucid-is.com

Any questions or requests for assistance or additional copies of this Offer to Purchase may be directed to the Tender Agent and any questions regarding the terms of the Offer may be directed to the Dealer Managers listed below.

JOINT LEAD DEALER MANAGERS

BNP Paribas Securities Corp.

787 Seventh Avenue

New York, NY 10019

United States

In the United States:

U.S. Toll-Free: +1 (888) 210-4358

Collect: +1 (212) 841-3059

Email: liability.management@bnpparibas.com

Attn: Liability Management Group

In Europe:

Tel: +44 (0) 20 7595 8668

Email: liability.management@bnpparibas.com

Attention: Liability Management Group

Deutsche Bank Securities Inc.

60 Wall Street

New York

New York 10005

United States

In the United States

Attention: Liability Management Group

Telephone: +1 (212) 250 2955 (Collect)

+ (866) 627 0391 (US Toll Free)

In Europe

Attention: Liability Management Group

Email: liability.management@db.com

Telephone: +44 20 7545 8011

Goldman, Sachs & Co.

200 West Street

New York, NY 10282

United States

In the United States:

Toll-free: +1 (800) 828-3182

Collect: +1 (212) 902-5183

Attn: Liability Management Group

In Europe:

Tel: +44 (0) 20 7774 9862

Email: liabilitymanagement.eu@gs.com

Lloyds Securities Inc.

1095 Avenue of the Americas

New York, NY 10036

United States

Toll-Free: +1 (855) 400-6511

Collect: +1 (212) 827-3105

Email: liability.management@lloydsbanking.com

Attn: Liability Management Group

Merrill Lynch, Pierce, Fenner & Smith

Incorporate

214 N. Tryon Street, 21st Floor

Charlotte, NC 28255

United States

In the United States:

Collect: +1 (980) 388-4813

Toll Free: +1 (888) 292-0070

Attn: Debt Advisory

In Europe:

Toll: +44 (0) 20 7996 5698

Email: DG.LM_EMEA@baml.com

Attn: Liability Management Group

UBS Limited 1 Finsbury Avenue London EC2M 2PP United Kingdom Attention: Liability Management Group Telephone: +1 (203) 719 4210 (Collect) +1 (888) 719 4210 (US Toll Free)